ITEM 77(Q3)

AGREEMENT OF SALE

THIS AGREEMENT made this 9th day of October, 2012, between GC ACQUISITION CORP., a Delaware corporation, with an office at 3333 New Hyde Park Road, Suite 100 (P. O. Box 5020), New Hyde Park, New York 11042-0020 (hereinafter, “Seller”), and SELF STORAGE GROUP II LLC, a Delaware limited liability company, with an office at 11 Hanover Square, New York, New York 10005 (hereinafter, “Buyer”).

WHEREAS, Seller owns a self storage facility located in Rochester, New York (the “Self Storage Center”) and Seller wishes to sell and Buyer wishes to buy the Self Storage Center;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           DEFINITIONS.  The following expressions shall have the meanings set forth below:

1.1           “Real Estate” means the land described on Exhibit 1, and all the buildings and other improvements constructed thereon commonly known as Rochester Self Storage (AKA Metro Self Storage), 2255 Buffalo Road, Rochester, New York.

1.2           “Space Lease(s)” means all lease(s), license(s), concessions, property management agreements or other occupancy or use agreements (other than subleases, licenses or concession agreements made by Space Lease tenants), including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate which are in Seller’s possession or under Seller’s control.  All existing Space Leases as of the date hereof are listed on attached Exhibit 2.

1.3           “Property” means collectively all of Seller’s rights and interests in the Self Storage Center including, without limitation, the Real Estate, the Space Leases and the other assets described in Article 2 hereof.

1.4           “Closing Date” means the date on which Closing occurs.  “Closing” means the event whereby title to the Property is actually conveyed by Seller to Buyer.

1.5           “Service Contracts” means all written agreements pursuant to which goods, services or supplies are furnished on a recurring basis for the operation of the Real Estate.  A list of such Service Contracts is attached as Exhibit 3.

1.6           “Escrow Agent” means North River Abstract Corporation, 9 Cannon Street, Poughkeepsie, NY 12601.

1.7           “Due Diligence Period” means a period of time commencing on the date first written above and expiring at 5:00 p.m., New York time, on the 30th calendar day thereafter or the first business day after such 30th day if such 30th day is not a business day.

1.8           “Permitted Exceptions” means those certain title exceptions as defined in Section 6 hereof.

1.9           “Personal Property” means all personal property, leasing office furniture and equipment, tools, inventory, supplies and equipment owned by Seller and located on, or used in connection with the operation of, the Real Estate, as more particularly described on attached Exhibit 6.

1.10           “First Deposit” means a deposit, to be paid by Buyer to Escrow Agent upon the execution hereof, in the amount of $_____________ , plus all interest earned thereon.  “Second Deposit” means a deposit, to be paid by Buyer to Escrow Agent on the first business day after the expiration of the Due Diligence Period, in the amount of $_____________ , plus all interest earned thereon.  “Deposit” means, collectively, the First Deposit and the Second Deposit.

2.           SALE AND PURCHASE.  In accordance with the provisions of this Agreement, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, subject to the Permitted Exceptions and Space Leases, all of Seller’s right, title and interest in and to:  (a) the Real Estate; (b) the Space Leases; (c) all Personal Property; (d) any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Estate; (e) any strips or gores adjoining the Real Estate; (f) all rights of Seller (if any) to the current facility telephone number, (g) the rights of Seller, if any, in and to the name “Rochester Self Storage”; (h) all fixtures, systems and appliances including, without limitation, all of Seller’s rights, if any, in and to video surveillance and other security systems and equipment (if any), all lighting fixtures and all air-conditioning units; and (i) all easement rights, air rights, development rights, water rights, permits, approvals, appurtenances and hereditaments appertaining to the Real Estate.

3.           PURCHASE PRICE.  The “Purchase Price” for the Property shall be $____________  and shall be paid as follows:

A.           (i)             Upon the execution of this Agreement Buyer shall pay the First Deposit to Escrow Agent by check, subject to collection, or wire transfer of federal funds for immediate credit.

(ii)           If Buyer does not terminate this Agreement during the Due Diligence Period, then, on the first business day after the expiration of the Due Diligence Period, Buyer shall pay the Second Deposit to Escrow Agent by wire transfer of federal funds for immediate credit.

(iii)          The Deposit shall be invested by Escrow Agent in a sound financial institution’s money market fund or account which pays interest, in Escrow Agent’s name separate from its personal and business accounts. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the escrowed proceeds, which party shall pay all income taxes thereon. The parties shall furnish Escrow Agent with their respective tax identification numbers.  At Closing, Escrow Agent shall pay the Deposit (together with all interest earned thereon) to Seller; and the Deposit shall be a credit against the Purchase Price.  All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Buyer. Escrow Agent shall hold the Deposit as set forth above unless either Seller or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement.  Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent’s intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit.  If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit.  If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer or until a final judgment of an appropriate court.  In the event of a dispute, Escrow Agent may place the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit.  The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement.  Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the faithful performance of Escrow Agent’s duties hereunder.  Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

B.           At Closing, and subject to the terms and provisions of this Agreement, Buyer shall pay Seller the balance of the Purchase Price by wire transfer of immediately available federal funds.  Seller shall furnish Buyer with wire transfer instructions prior to Closing.

C.           In the event Buyer fails to pay any amount when due or if paid by check, any check fails to be collected in the ordinary course of business, Seller shall have the right by written notice to Buyer, given at any time prior to the date such payment is made in full, to terminate this Agreement for default by Buyer, in which case the provisions of Section 14.1 shall be applicable.

D.           In connection with any Personal Property included in the sale, the parties agree that no part of the Purchase Price shall be deemed to have been paid by Buyer on account thereof.

4.           CONDITIONS PRIOR TO CLOSING; DUE DILIGENCE PERIOD.

4.1           Except as otherwise expressly set forth in this Agreement, Buyer shall at Closing accept the Property in AS IS physical condition as exists on the Closing Date, subject to reasonable wear and tear between the date hereof and the Closing Date.  Buyer acknowledges that Buyer will have the Due Diligence Period to inspect the Property or cause an inspection thereof to be made on Buyer’s behalf and it is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representation as to the physical condition (latent or patent or otherwise), income, expense, operation, legality of current rents, or any other matter or thing affecting or relating to the Property except as herein specifically set forth.  Buyer agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers’ “set-ups”, or information pertaining to the Property furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth or referred to herein.  It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.

  4.2          A.     Within five (5) business days after the date of this Agreement or within such other time as hereinafter set forth, Seller shall:

 (i)  to the extent in Seller’s possession or under Seller’s control, deliver to Buyer, or cause its agents to deliver or make available to Buyer: copies of all existing surveys, title policies, Space Leases, environmental reports, permits and approvals, engineering reports, franchise agreements, management contracts and related documentation, agency agreements and related documentation, zoning materials, tax bills and any other records affecting all or any part of the Property.

(ii)	to the extent in Seller’s possession or under Seller’s control, deliver to Buyer, or cause its agents to deliver or make available to Buyer:

(a)	Original plans and specifications for the Property;
(b)	Copies of all Space Leases, guarantees and related documents;
(c)
A complete and current rent roll listing, for all Space Leases, name of tenant and any guarantor(s), unit number or other appropriate leased premises identification, commencement date and scheduled expiration date of lease, security deposit, current rent and additional rent amounts, date of latest payment for rent and additional rent, arrearages of rent and additional rent (the “Rent Roll”);

(d)	A current accounts receivables report;
(e)	2011 & YTD 2012 Income and expense statements (the “I&E Statements”);
(f)	Copies of all Service Contracts and other contracts relating to the Property;
(g)	Copies of last 12 months’ operating statements and the 2011 tax return for the Property (the “Operating Statements”);
(h)	Copies of the last twelve months of utility bills for the Property;
(i)	Copies of the last 12 months of property taxes, valuation and tax-related documents, insurance policies and invoices, marketing and advertising expenses with invoices;
(j)	A copy of the managing agent’s contract and all amendments thereto;
(k)	A summary of pending insurance claims and pending litigation (including, without limitation, all eviction and auction actions (the “Eviction and Auction Proceedings”)), if any;
(l)	Bank statements for all accounts relating to the Property for the last 12 months;
(m)	Copies of all guaranties or warranties with respect to the roof or other portions of the Property, if any; and
(n)	Copies of all certificates of occupancy and/or other permits and approvals affecting the Property.

B.           On and after the date hereof, Buyer shall have access to the Property for the purpose of making engineering, survey, Phase I environmental and other inspections and independent investigations; but not Phase II environmental inspections; and Seller will on receipt of reasonable prior written notice, provide Buyer with access to all books and operating records of the Self Storage Center and to all books, records, offices and necessary personnel of Seller’s agents for the Property.  Notwithstanding the foregoing, Buyer shall have no right to, and hereby covenants and agrees that it will not, meet with any Space Lease tenants on the Real Estate unless a representative of Seller is present at such meeting.  Seller shall make itself, and shall cause its agents to make themselves, reasonably available for any such requested meeting.  Buyer agrees to defend, indemnify and hold Seller harmless from any personal injury or property damage or other damage, loss or liability caused by Buyer in doing any testing, inspections or survey, or in the event of a violation by Buyer of its covenants under the preceding sentence; and such obligation shall survive the Closing or sooner termination of this Agreement.  Buyer, its agents, representatives and contractors, shall enter the Real Estate at their own risk and acknowledge that Seller has not and will not take any steps to secure the Real Estate or any conditions thereon and Buyer will so advise any person entering the Real Estate on its behalf.  Buyer waives and releases any claims by and behalf of itself, its agents, representatives and contractors regarding any injury sustained while on the Real Estate.  Further, prior to entering the Real Estate, Buyer shall provide Seller with insurance for all activities to be conducted on the Real Estate containing such coverage and amounts as shall be reasonably acceptable to Seller.  Upon request by Seller, Buyer shall give Seller true, accurate and complete copies of all written reports resulting from Buyer’s inspections and investigations.

4.3           (a)           Buyer shall have the Due Diligence Period within which to inspect and examine all aspects of the Property and its operations including, without limitation, the Real Estate, the Space Leases and the Service Contracts.

(b)           If Buyer elects to proceed to Closing hereunder, Buyer shall provide Seller with notice of same ("Due Diligence Clearance Letter") on or before the end of the Due Diligence Period. In the event that Buyer fails to timely provide a Due Diligence Clearance Letter, this Agreement shall be deemed terminated (and the Deposit shall be promptly returned to Buyer).  Any such termination or deemed termination shall be without liability to Buyer except as set forth in Sections 4.2 and 15.8.

4.4           During the term of this Agreement, neither Seller nor its agents shall (except in the ordinary course of business), without Buyer's consent (which Buyer shall not unreasonably withhold), enter into or extend:

 (i)           any Lease or other possessory arrangement regarding the Property (A) for a term (including any renewals) of more than one (1) year, (B) which calls for rental and other payments which are less than those currently payable for the storage space being rented, or (C) which grants the lessee any concessions which will not be fully performed by Seller prior to Closing, which are not typical in storage rental agreements; or

(ii)           any service or other contract regarding the Property for a term which will extend past the Closing Date.

4.5           Conditions Precedent to Closing; Default

(a)           Buyer's obligation to close hereunder shall be expressly conditioned upon the occurrence or fulfillment of each of the following conditions on or prior to the Closing Date or such earlier date as may be provided in this Section 4.5:

(i)           All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(ii)           Seller shall have performed all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.

(iii)           Seller shall give notice of termination for the Metro Self Storage Property Management Agreement (“Metro”) (see Section 11.3(A)(i), below), and Seller shall have terminated all Service Contracts which Buyer does not expressly agree to assume.

If any of the conditions set forth above in this Section 4.5(a) are not satisfied, Buyer shall be entitled to exercise its remedies pursuant to Sections 14.2 and/or 14.3.

(b)           Seller's obligation to close hereunder shall be expressly conditioned upon Buyer's performance of all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date, and Buyer's delivery of the balance of the Purchase Price due at Closing. Upon Buyer's failure to perform all such covenants and agreements or deliver the balance of the Purchase Price at Closing, Seller shall be entitled to exercise its remedy pursuant to Section 14.1.  In no event shall Seller bring action, sue or seek damages or recourse against any principal, member, affiliate or parent company of Buyer (including, without limitation, Global Income Fund, Inc.).

5.           ADJUSTMENTS AND PRORATIONS.

5.1           Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date, provided same is collected by Seller or its agents on or prior to the Closing Date, and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the Closing Date.  At Closing, all items of income and expense with respect to the Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

5.1.1           Seller shall arrange for a billing under all those Service Contracts (to the extent same are to be assumed by Buyer pursuant to Buyer’s express election prior to the end of the Due Diligence Period (the “Assumed Service Contracts”)) for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the Closing Date, and Seller shall pay the resultant bills.  In the event any of the Assumed Service Contracts set forth in Exhibit 3 cover periods beyond the Closing Date the same shall be prorated on a per diem basis.

5.1.2           Real estate taxes, general, special and/or betterment assessments and personal property taxes shall be prorated for those taxes which are due and payable during the calendar or other fiscal tax year in which the Closing Date occurs.  In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes.

5.1.3           Rentals, hot and cooled water charges, electricity and other utility charges and all other additional rent and other payments which are payable pursuant to Space Leases and other income to Seller, including income received or receivable by Seller for vending machines, if any, shall be prorated. All of the items mentioned in this Section which are due and payable prior to the Closing Date, but which have not been collected by Seller, shall be pro-rated as follows at Closing: Current rental income shall be pro-rated as of the Closing Date.  Income received on the Closing Date shall be credited to Buyer.  All accounts not yet paid and delinquent 30 days or less shall be considered paid for pro-ration calculations.  All accounts not yet paid and delinquent 31 days or more shall become the property of Buyer with no pro-ration.  All prepaid rents shall be transferred to Buyer.  All deposits shall be transferred to Buyer.

5.1.4           Seller shall pay Metro the entire termination fee due to Metro with respect to the termination of the aforementioned Metro Management Agreement; or, at Seller’s election, Buyer shall receive a credit against the Purchase Price in the amount of such fee, in which event, Buyer shall make such payment to Metro.

5.1.5           All utility company charges, for periods up to but not including the Closing Date (including electricity, water and sewer) shall be Seller's responsibility.  Adjustments for utilities respecting periods during which Closing occurs shall be based upon the next bill received and such adjustment shall occur after the Closing Date.  Seller shall retain the right to the refund of all utility deposits.  With respect to any utility adjustment, Seller shall endeavor to obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the Closing Date.

5.1.6           [Intentionally deleted.]

5.1.7           All prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including any accrued interest required under any Space Lease on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at Closing, whereupon Seller shall be released from all liability with respect thereto.  At Seller’s option, Buyer shall receive a cash credit in the amount of all security deposits relating to the Space Leases, and Seller may retain same.

5.1.8           Buyer shall not be responsible for any charges, commissions, salaries, vacation pay or fringe benefits of employees of Seller, or of Seller’s agents, brokers or other independent contractors, or any employees of such agents or other contractors prior to or following the Closing and none of the foregoing shall be prorated.

5.2           All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller and approved by Buyer.  In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within three hundred sixty-five (365) days after the erroneous payment or computation was made; this provision shall survive Closing.

5.3           The provisions of this Article 5 will survive Closing.

6.           TITLE AND SURVEY.

6.1           Seller shall convey and Buyer shall accept such “good and marketable fee title” (as hereinafter defined) as Escrow Agent will be willing to approve and insure at standard premium rates subject only to Permitted Exceptions as provided for in this Agreement. Title to the Personal Property shall be free and clear of all liens, security interests and other encumbrances. Promptly following the execution of this Agreement, Buyer may, if it so desires, obtain a survey of the Property; Buyer shall cause any such survey to be certified to Seller; and Buyer shall promptly furnish Seller with a copy thereof.  Promptly following the execution of this Agreement, Buyer shall also obtain, from Escrow Agent, a commitment for title insurance (the “Title Commitment”); and Buyer shall promptly cause Escrow Agent to furnish Seller with true accurate and complete copies thereof (including true, accurate and complete copies of all underlying title exception documents referenced therein).  Not later than the expiration of the Due Diligence Period, Buyer shall give Seller written notice (“Buyer’s Title Notice”) of any title exceptions or survey matters which are contained in the Title Commitment or survey to which Buyer does not want to take title subject.  Failure by Buyer to give Buyer’s Title Notice (or to object to any matter referenced in the Title Commitment or survey) to Seller on or before said date shall constitute Buyer’s final and irrevocable approval of the condition of title (and to any such unobjected to matter) in and to the Real Estate, except for any matters that arise or are first disclosed to Buyer after the date of the Title Commitment.  If Buyer’s Title Notice shall be timely given Seller shall have a period of thirty (30) days following Seller’s receipt of Buyer’s Title Notice, to remove, correct, cure or satisfy any title exceptions that were identified in Buyer’s Title Notice, it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such removal, correction, cure or satisfaction (except that in all cases Seller must discharge at or prior to Closing all mortgages and similar monetary liens created by or with the consent of Seller, all judgment liens against Seller and all mechanics liens against Seller, resulting from unpaid work or services performed by or at the behest of Seller); and it also being agreed that any attempt by Seller to cure shall not be construed as an admission by Seller that such objection is one that would give Buyer the right to cancel this Agreement.  In the event that Seller elects not to attempt to remove, correct, cure or satisfy the matters raised in Buyer’s Title Notice, or if having elected to do so, does not within said thirty (30) day period effectuate any such removal, correction, cure or satisfaction as aforesaid (hereinafter called “title correction”), Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit held in escrow shall be returned to Buyer and neither party shall thereafter have any further liability hereunder, except as set forth in Section 15.8, or (b) to accept such title as is disclosed by the Title Commitment without title correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto.  Said election shall be made by Buyer within three (3) days following Buyer’s receipt of written notification by Seller that Seller has not effectuated (or has elected not to effectuate) title correction. In the event that Seller (even though under no duty to do so) shall undertake title correction as aforesaid, and shall be successful in removing same as exceptions to coverage in Buyer’s title insurance policy, this Agreement shall continue in full force and effect and Buyer shall close the transaction contemplated hereby in accordance with the terms hereof.  In the event that Seller shall only be partially successful in obtaining title correction, Buyer shall have the same alternative rights as Buyer would have in the event Seller had declined to seek title correction (as set forth above).  Buyer shall make its election within three (3) days after Buyer’s receipt of written notice from Seller to Buyer of the extent to which title has been corrected.  “Permitted Exceptions” means all title and survey matters and exceptions to which Buyer shall take subject, in accordance with the preceding provisions of this Article 6.  “Good and marketable fee title” (as such expression is used in the first sentence of this Section) means fee title that is subject only to Permitted Exceptions.

6.2           If at the Closing Date there may be any liens or encumbrances which are not Permitted Exceptions hereunder, and which Seller is required, or desires, to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or provided that Seller has made arrangements with the title company in advance of Closing, Seller will deposit with said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Buyer free of any such liens and encumbrances.  The existence of any such liens and encumbrances shall not be deemed objections to title, if Seller shall comply with the foregoing requirements.  Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, shall be deducted from the Purchase Price to be paid hereunder and allowed to Buyer, subject to the provisions for apportionment of taxes, water charges and sewer rents contained herein.  Unpaid franchise tax of any corporation in the chain of title, or estate, income or other taxes which may be liens against the Property as of the Closing Date shall not be an objection to title, provided the title company agrees to insure against the collection of said taxes from the Property.

6.3           In the event that Seller is unable to convey title in accordance with the terms of this Agreement and Seller does not correct same, Buyer shall have the right to terminate this Agreement by giving Seller written notice of termination, whereupon, the sole responsibility of Seller will be to refund (or cause to be refunded by the Escrow Agent) to Buyer any portion of the Deposit amount paid on account of the Purchase Price; upon the making of such refund, this Agreement shall be deemed canceled, neither party shall have any further claim against the other by reason of this Agreement, except that Buyer shall remain liable on its obligations under Section 15.8.

6.4           The cost of obtaining the Title Commitment, Buyer’s policy of title insurance and any survey shall be borne by Buyer.

7.           DAMAGE, DESTRUCTION OR REQUIRED ALTERATION.

7.1           Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Buyer by Seller as soon as practicable following its occurrence), then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) days after Buyer shall have received the notice from Seller of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if Buyer elects not to terminate this Agreement, this Agreement shall continue in full force and effect without any abatement of the Purchase Price. If, in the event of a casualty, this Agreement shall not be terminated as in this Section 7 provided, Seller shall pay or assign to Buyer at Closing all monies received or receivable from the insurance companies which wrote such policies, all claims against such insurance companies as a result of the losses covered by such policies, less amounts previously expended by Seller for repair of the casualty damage, if any.

7.2           In the event that any governmental authority having jurisdiction of all or part of the Real Estate has notified Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Buyer by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, then Buyer shall have the option, exercisable within three (3) business days following notice from Seller of the requirement and Seller’s refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof (in which event the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if such notice of termination is not timely given, to proceed with the Closing, without any abatement of the Purchase Price.

8.           EMINENT DOMAIN.  In the event that any eminent domain proceedings shall be commenced prior to the Closing, Buyer shall have the right to terminate this Agreement, by written notice given to Seller within ten (10) days after Buyer receives notice of such eminent domain proceeding, (in which case the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8).  If Buyer elects not to terminate, Buyer and Seller shall consummate Closing on the Closing Date, without any reduction to or abatement of the Purchase Price, and all theretofore unpaid condemnation awards shall belong to Buyer.

9.           NO ASSIGNMENT.  Buyer shall not have the right to assign this Agreement or its rights under this Agreement without obtaining in each instance Seller’s prior written consent.  Notwithstanding the foregoing, Buyer shall have the right, without Seller’s consent, to assign its entire right, title and interest in and to this Agreement, expressly including the Deposit, to any entity controlling, controlled by, or under common control with Buyer (an “Affiliate”); provided that, not less than three (3) business days prior to Closing, Seller receives an executed assignment and assumption agreement, in form reasonably acceptable to Seller, which expressly assigns the Deposit and in which such assignee expressly assumes performance of this Agreement for the benefit of Seller.  No such assignment or designation shall relieve or release Buyer from any obligations under this Agreement (whether arising pre- or post-closing), and Buyer shall remain jointly and severally liable for all of same together with such assignee.

10.           SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Buyer (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, and that:

10.1           Seller has obtained any and all consents from partners and/or shareholders required to permit the transactions contemplated by this Agreement including the sale of the Property to Buyer.

10.2           Except as otherwise expressly provided herein, there will be at Closing no contracts or agreements affecting the Property which would be binding on Buyer following Closing other than the Service Contracts (to the extent Buyer expressly agrees to assume same), Space Leases and Permitted Exceptions.

10.3           The signatories to this Agreement on behalf of Seller have the power and authority to enter into this Agreement and to bind Seller to the provisions hereof.

10.4           Seller has full power and authority to enter into, and to perform its obligations under, this Agreement.  Without limiting the generality of the foregoing, no party holds a right of first offer, right of first refusal or other purchase option with respect to all or any part of the Property.

                10.5           Except as set forth in that certain letter (dated September 25, 2012, sent by the State of New York Department of Transportation) a copy of which has been given to Buyer prior to the date hereof, there is no claim, action, suit or proceeding pending or threatened against, by or otherwise affecting Seller or the Property or any portion thereof or relating to or arising out of ownership, management or operation of the Property in any court or before or by any federal, state, county, township or municipal department, commission, board, bureau or agency or other government instrumentality that adversely affects or would affect Buyer.

                10.6           All of the obligations of Seller under any contracts affecting the Property which ought to be fulfilled prior to the Closing Date or arising from conditions existing prior thereto will be timely performed by Seller.

                10.7           The Rent Roll, I&E Statements and Operating Statements annexed hereto as Exhibit 7 are, to the best of Seller’s knowledge and belief, true, accurate and complete in all material respects and the Space Leases described in Exhibit 2 (the "Lease Schedule"), true, correct and complete copies of which will be furnished to Buyer, are all of the leases, licenses and rental agreements affecting the Property which are in Seller’s possession or under Seller’s control on the date hereof.  Seller further represents and warrants that:

           (i)           the information relating to the Space Leases as set forth in the Lease Schedule is accurate;

           (ii)           no amendments, oral or written, have been made with respect to the Space Leases, other than those listed in the Lease Schedule;

           (iii)           none of the lessees under the Space Leases have made any security deposits thereunder, other than as set forth in the Lease Schedule; and

           (iv)           there are no rights of use for any portions of the Property now in effect or hereafter to come into effect, except the rights under the Space Leases or made in accordance with Permitted Exceptions; and no lessee has any option, agreement of sale, purchase option, extension or renewal, or any other right, title or interest in the Property acquired directly through Seller, other than its rights of use as aforesaid.

10.8           Attached hereto as Exhibit 3 (the "Service Contract Schedule") is a true, correct and complete list of all Service Contracts respecting the operation of the Property.  The Service Contracts are currently in full force and effect and Seller has performed or, if performance is not currently required, will perform all its obligations thereunder.

10.9           Seller is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code, as amended, or its regulations.

10.10           To the best of Seller’s knowledge and belief, no part of the Property is in material violation of applicable laws, codes, or regulations, including (without limitation) those related to health, safety, access, and/or the environment.

10.11           The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

10.12           Neither Seller nor any person or entity holding any controlling interest whatsoever in it (whether directly or indirectly), is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), or is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

10.13           Metro Self Storage is the sole managing agent for the Property.

If prior to Closing Buyer becomes aware of a material breach of any of the foregoing, Buyer’s sole rights shall be to terminate this Agreement as set forth in Section 6.3, or to waive such breach and close without any reduction in the Purchase Price by reason thereof, in which event Seller shall have no post-Closing liability for such breach.

References to “the best of Seller’s knowledge,” “Seller’s knowledge,” “to the best of Seller’s actual knowledge” and such other similar phrases shall refer only to the current actual knowledge of the Designated Representative (as hereinafter defined) of Seller following due inquiry where the Designated Representative reasonably believes, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, to any other partner, officer, agent, manager, representative or employee of Seller or any affiliate thereof.  As used herein, the term “Designated Representative” shall refer to Enrique Villa.

10A.           BUYER’S COVENANTS AND REPRESENTATIONS.  As of the date hereof and as of the Closing Date, Buyer hereby represents, warrants, covenants and agrees as follows:

10A.1           Buyer is familiar with the source of funds for the Purchase Price of the Property and represent that, to the best of its knowledge, all such funds will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.  Buyer covenants and agrees to provide to Seller any and all documents, certifications or other evidence, as may be requested from time to time by Seller in its sole discretion, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

10A.2           Buyer is not subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the "Executive Orders"), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

10A.3           Buyer is not (i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"), including a “Prohibited Person”.  The OFAC Laws and Regulations and the Executive Orders are collectively referred to as the "Anti-Terrorism Laws".  “Prohibited Person” is defined as follows:

(a)           a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(b)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(c)           a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;

(d)           a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or

(e)           a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

10A.4           Buyer has required and shall require, and has taken and shall take all reasonable measures to ensure compliance with the requirement that it shall not, be listed on any Lists, be a Designated Person, or be in violation of any Laws, including any OFAC Laws and Regulations.

10.A.5                      Buyer will not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

10A.6           Buyer covenants and agrees to deliver to Seller any certification or other evidence reasonably requested from time to time by Seller, confirming Buyer’s compliance with the provisions of this Section.

10A.7           All of the foregoing representations, warranties and covenants of Buyer will be and remain true on and as of the Closing Date, and shall survive Closing for a period of six (6) months.

11.           THE CLOSING.

11.1           The Closing shall be held by mail-in escrow at Escrow Agent’s offices (at the address set forth above) at 9:00 A.M. on the Closing Date. The Closing Date shall be fourteen (14) days after the expiration of the Due Diligence Period.

11.2           At Closing, Buyer shall pay the Purchase Price as adjusted in accordance with the provisions of this Agreement; and Buyer shall execute and deliver such other instruments as Seller may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

11.3           (A)           At Closing, Seller shall deliver to Buyer the following:

(a)           A bargain and sale deed (with covenant against grantor’s acts) for the Real Estate in proper recordable form, duly executed and acknowledged by Seller.

(b)           A F.I.R.P.T.A. affidavit.

                (c)           A Bill of Sale to the Personal Property duly executed by Seller.

(d)           A general assignment of all governmental plans and approvals, utility rights, the rights of Seller, if any, to the current facility telephone number, the rights, if any, of Seller in and to the name “Rochester Self Storage”, and the other intangible property rights respecting the ownership and operation of the Property (such general assignment to be prepared by Buyer, subject to Seller’s reasonable approval).

(e)           Such customary and reasonable documents and affidavits as Escrow Agent or Buyer shall require (such documents and affidavits to be prepared by Buyer or Escrow Agent, subject to Seller’s reasonable approval).

(f)           Such corporate documents as Buyer and Escrow Agent shall reasonably require to evidence Seller's formation, existence and authority to consummate the sale of the Property and delivery of the deed, the incumbency of officers and the like.

                (g)           An assignment of all pending eviction, auction or similar proceedings relating to the Space Leases, to the extent Buyer desires to assume Seller’s rights thereunder.

(h)           All keys in Seller’s or its agents’ possession with respect to the Property.

 (i)           A notice terminating the Metro Management Agreement mentioned in Section 4.5(a)(iii).

(B)           At Closing, Seller and Buyer shall each execute and deliver to the other the following:

(a)           An Assignment and Assumption Agreement for the Space Leases in the form of Exhibit 4 attached hereto.

(b)           An Assignment and Assumption Agreement for the Service Contracts, in the form of Exhibit 5 attached hereto.

(c)           Notices to tenants, prepared by Buyer and in form reasonably acceptable to Seller, notifying tenants of the sale and (if applicable) the transfer of their security deposit to Buyer.

11.4           Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction.  Seller shall pay for all transfer taxes for transfer of title to the Real Estate.

11.5           Buyer also agrees to cooperate with Seller to permit the conveyance of the Property to be consummated as a part of a transaction intended by Seller to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code and in conjunction therewith to execute such documents as Seller may reasonably request (such cooperation may include, without limitation, accepting a conveyance from a party other than Seller and paying the Purchase Price to a party other than Seller).  In no event, however, shall (a) Buyer bear any expense associated with the exchange transaction, (b) Buyer be obligated to take title to Seller’s exchange property, (c) the consummation of such tax-free exchange materially delay the conveyance to Buyer of the Property and (d) Buyer have any liability to Seller or any other party for the qualification of the exchange transaction for tax-free exchange treatment under Section 1031 of the Internal Revenue Code or under any other provision.

12.           BROKERS.

Each party represents and warrants to the other that it dealt with no broker in connection with this transaction, other than MJ Partners Real Estate Services, whose commission is to be paid by Seller per separate agreement, and each party agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney’s fees, that the indemnitee may incur arising by reason of the above representation by the indemnitor being false.  The provisions of this Section 12 shall survive Closing.

13.           NOTICES.  All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by Federal Express or UPS courier service, addressed as follows:

To Seller:                               3333 New Hyde Park Road, Suite 100
P.O. 5020
New Hyde Park, NY  11042
Attention:  Michael E. Parry, Vice President

To Buyer:                              c/o Mr. Mark C. Winmill
President
Self Storage Group II LLC
11 Hanover Square
New York, NY  10005

Copy to:                                 Quartararo & Lois, PLLC
1399 Rt. 52
Fishkill, NY 12524
Attention: Dale J. Lois, Esq.

To Escrow Agent:                North River Abstract Corporation
9 Cannon Street
Poughkeepsie, NY 12601
Attention: Adriene Conrad

or such other address as such party shall hereafter have specified by Notice given by the same means.  Any Notice shall be deemed given when received by the recipient.

14.           DEFAULTS.

14.1           If Closing does not take place because of Buyer’s default the Deposit shall be retained by Seller as agreed upon liquidated damages as Seller’s sole remedy for such default, and thereupon this Agreement shall be null and void and of no further force or effect whatsoever (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8).  The parties hereto expressly agree that Seller’s actual damages in the event of a default by Buyer would be extremely difficult or impractical to ascertain and that the amount of the Deposit represents the parties’ reasonable estimate of such damages.

14.2           If Closing does not occur due to Seller’s default and refusal to close despite Buyer’s willingness to do so (such willingness includes waiver by Buyer of any uncured title objection properly made by Buyer under Section 6.1 or uncured material breach of representation or warranty by Seller) (such default and refusal being hereinafter referred to as a “Seller Default”), then Buyer, as its sole and exclusive right and remedy as a result of such Seller Default, may elect to either (i) cancel this Agreement, in which event the Deposit shall be returned to Buyer, and thereupon no party shall have any further right or obligation hereunder (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8), or (ii) Buyer may enforce specific performance of this Agreement without any reduction or abatement of the Purchase Price.

14.3           If Closing should not occur for any reason whatsoever other than a default by Buyer or a Seller Default (including without limitation by reason of an uncured material breach of representation or warranty of Seller or an uncured title objection properly made by Buyer under Section 6.1) which Buyer is not willing to waive, then in such event this Agreement shall be and be deemed cancelled, the Deposit shall be returned to Buyer, and thereupon Buyer shall have no other right, by way of damages or otherwise, against Seller notwithstanding the existence of any failure or breach of representation, warranty, covenant, title or other Closing condition (provided that Buyer will remain liable on its obligations under Sections 4.2 and 15.8).

14.4           Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation between Buyer and Seller arising from or relating to this Agreement, the prevailing party, in addition to and not in limitation of any other rights and remedies, shall be entitled to receive immediate payment of its reasonable attorneys fees, expenses and court costs from the other party.

       15.           MISCELLANEOUS.

15.1           No provision of this Agreement shall survive delivery of the deed except as herein expressly provided.  The acceptance of the deed by Buyer shall be conclusive evidence of the performance by Seller of all of the provisions of this Agreement to be performed by Seller.

15.2           This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto.

15.3           This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.

15.4           The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

15.5           “TIME IS OF THE ESSENCE” with respect to all provisions of this Agreement, with the sole exception that each of Buyer and Seller shall be entitled to a single adjournment (not to exceed fifteen (15) days in any event) of the Closing Date.

15.6           This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto.

15.7           [Intentionally deleted.]

15.8           Buyer represents and warrants that it will keep all information and/or reports and/or documents obtained from Seller or its agents (including without limitation the rent and other terms of the Space Leases), or related to or connected with the Property (including without limitation the existence of this Agreement and the Purchase Price) strictly confidential and, unless compelled by law to do so, will not disclose any such information to any person or entity (except for Buyer’s attorneys, consultants and advisors; provided that any such parties similarly agree to treat such material confidentially), without the prior written consent of Seller.  In amplification and not in limitation of the foregoing, Buyer may not make any public disclosure of the existence or terms of this Agreement prior to Closing.

15.9           This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State wherein the Property is located. This Agreement shall be construed in accordance with its plain meaning and without reference to any maxim or rule of interpretation providing that a writing should be construed against the party responsible for the drafting thereof.

15.10           This Agreement shall not be recorded or filed in the public land records of any jurisdiction by either party, and any attempt to do so may be treated by the other party as a breach of this Agreement.

15.11           This Agreement may be executed by email (in “pdf format”) and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

WITNESSES:                                                                       BUYER:
SELF STORAGE GROUP II LLC
By:  Mark C. Winmill, its President

___________________________                                       By: /s/ Mark C. Winmill
      Name:  Mark C. Winmill
      Title: President
___________________________                                       Date of Execution: October 9, 2012

WITNESSES:                                                                      SELLER:
GC ACQUISITION CORP.

___________________________                                       By: /s/ Michael E. Parry
      Name: Michael E. Parry
      Title: Vice President
___________________________                                       Date of Execution: October 9, 2012

Escrow Agent signs to confirm its agreement with the provisions of Section 3(A)(iii) hereof:

WITNESSES:                                                                       ESCROW AGENT:

North River Abstract Corporation

___________________________                                      By: /s/ Adriene Conrad
                          Name: Adriene Conrad
      Title:  President
___________________________                                       Date of Execution: October 9, 2012

SCHEDULE OF EXHIBITS

1. Real Estate

2. Space Leases

3. Service Contracts

4. Assignment and Assumption Agreement - Space Leases

5. Assignment and Assumption Agreement - Service Contracts

6. Personal Property

7. Rent Roll, I&E Statements, Operating Statements

EXHIBIT 1

REAL ESTATE

LESS AND EXCEPT THE FOLLOWING 2 PARCELS:

EXHIBIT 1 – Page 2

REAL ESTATE

Parcel 1:

EXHIBIT 1 – Page 3

REAL ESTATE

Parcel 2:

EXHIBIT 2

SPACE LEASES

1.  Space Leases – See attached

2.  Sturdi Built Sheds

a.  Guaranty dated February 15, 2011.
b.  Common Area Event Agreement (License Agreement) dated February 15, 2011.
c.  Common Area Event Agreement (License Agreement) dated February 29, 2012.

EXHIBIT 3

SERVICE CONTRACTS

1.)	SME Property Maintenance, Inc.
19 Pittsford Manor Land
Pittsford, NY 14534
March 5, 2012
Landscaping Services

2.)	SME Property Maintenance, Inc.
19 Pittsford Manor Land
Pittsford, NY 14534
February 13, 2012
Sweeping Services

3.)	Armor-Tech Security Solutions, LLC.
1067 Edgemere Drive
Rochester, NY 14612
April 30, 2012
Fire Inspection & Monitoring

EXHIBIT 4

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT, made this ____ day of _______________, 2012, by and between ___________________________, a _______________, (“Assignor”) and _______________________, a ______________ (“Assignee”).

W I T N E S S E T H:

Assignor is landlord under all those certain leases, licenses, property management agreements or other occupancy or use agreements described on Exhibit “A” attached hereto and made a part hereof (“Leases”) relating to the property described on Exhibit “B” attached hereto and made a part hereof.

Assignor desires to assign to Assignee, and Assignee desires to accept the assignment from Assignor of all of Assignor’s right, title and interest in and to the Leases.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Assignor hereby transfers, assigns and sets over unto Assignee all of Assignor’s right, title and interest in and to the Leases, including, without limitation, all of Assignor’s right, title and interest in and to the security deposits listed on Schedule A attached hereto and incorporated herein.
Assignor agree to indemnify and hold harmless the Assignee from any legal actions, damages and expenses, including legal fees that the Assignee may incur arising out of Assignor’s failure to comply with the terms and conditions of the aforementioned Leases prior to the date hereof.

2. Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s obligations under the Leases arising from and after the date hereof (including without limitation any that relate to the security deposits assigned and transferred to Assignee hereby).  Assignee agrees to indemnify and hold harmless Assignor from any legal actions, damages and expenses, including legal fees, that Assignor may incur arising out of Assignee’s failure to comply with the terms and conditions of the aforementioned Leases on and after the date hereof.

3. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ASSIGNOR:

By:_______________________________
Name:
Title:

ASSIGNEE:

By:_______________________________
Name:
Title:

EXHIBIT 5

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

THIS ASSIGNMENT made this ____ day of _______________, 2012, by __________________, a _________________ (“Assignor”) and ________________________, a ______________ (“Assignee”).

W I T N E S S E T H :

Assignor is the owner of the property described on Exhibit “A” attached hereto and made a part hereof (“Premises”).  Assignor desires to assign to Assignee, and Assignee desires to accept the assignment from Assignor of all of Assignor’s right, title and interest in and to those certain service contracts relating to the Premises described on Exhibit “B” attached hereto and made a part hereof (“Service Contracts”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Assignor hereby grants, transfers and assigns to Assignee, its successors and assigns, all of the right, title and interest of the Assignor in and to the Service Contracts.
Assignor agree to indemnify and hold harmless the Assignee from any legal actions, damages and expenses, including legal fees that the Assignee may incur arising out of Assignor’s failure to comply with the terms and conditions of the aforementioned Service Contracts prior to the date hereof.

2. Assignee hereby accepts said assignment and assumes all of the Assignor’s duties and obligations arising out of the Service Contracts from and after the date hereof.  Assignee agrees to indemnify and hold harmless Assignor from any legal actions, damages and expenses, including legal fees, that Assignor may incur arising out of Assignee’s failure to comply with the terms and conditions of the aforementioned Service Contracts on and after the date hereof.

3. The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment to be duly executed the day and year first above written.

ASSIGNOR:

By:______________________________
Name:
Title:

ASSIGNEE:

By:______________________________
Name:
Title:

EXHIBIT 6

PERSONAL PROPERTY

-NONE-

EXHIBIT 7

RENT ROLL, I&E STATEMENTS, OPERATING STATEMENTS

See attached